Harman International PRESS RELEASE

January 28, 2004

FOR IMMEDIATE RELEASE Contact: Frank Meredith Chief Financial Officer Harman International Industries, Inc. 818-893-8411
HARMAN INTERNATIONAL REPORTS RECORD RESULTS FOR SECOND QUARTER

Washington, D.C. – Harman International Industries, Incorporated (NYSE:  HAR) today announced record sales and earnings for the second quarter ended December 31, 2003.  Net sales for the quarter were $691.6 million compared to $560.0 million during the same period last year, an increase of 24 percent.  Net income for the quarter was $41.5 million, a 50 percent increase over net income of $27.6 million during the same period last year.  Earnings per diluted share were $0.60 for the quarter versus $0.41 a year ago.

For the six months ended December 31, 2003, net sales were $1.289 billion compared to $1.051 billion in the prior year, an increase of 23 percent.  Net income for the six-month period totaled $61.2 million compared to $37.4 million last year, an increase of 64 percent.  Earnings per diluted share were $0.89 versus $0.55 in the prior year period.

The Consumer Systems Group reported net sales of $571.6 million for the second quarter, a 28 percent increase above net sales of $447.9 million during the same period last year.  Professional Group net sales were $120.0 million, a 7 percent increase over net sales of $112.1 million last year.

Dr. Sidney Harman, Executive Chairman, and Bernard Girod, Vice Chairman and Chief Executive Officer commented:

“The Company produced record net sales and earnings for the second quarter and first six months of fiscal 2004.  While achieving record results, we continued to make significant investments in short-term programs to improve operating efficiencies and longer-term technology development in all aspects of our business.

During the quarter our stockholders approved a two-for-one stock split.  We are pleased that the stockholders acknowledged the Company’s strong performance and we look forward to building on that strength in the second half of fiscal 2004.”

January 28, 2004
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4:30 p.m. EST today, Harman International will host an analyst and investor conference call to discuss the results for the second quarter ended December 31, 2003, and to offer management’s outlook for future periods.  To participate in the conference call, please call (800) 553-0318 or for international calls dial (612) 338-1040 prior to 4:30 p.m. EST.  Please let the operator know that you would like to join the Harman International call.

A replay of the conference call will be available following the completion of the call at approximately 8:00 p.m. EST.  The replay will be available through February 11, 2004.  To access the replay, please call (800) 475-6701 or for international calls (320) 365-3844.  The access code number is 715285.

Harman International Industries, Incorporated (www.harman.com)is a leading manufacturer of high-quality, high fidelity audio products and electronic systems for the consumer and professional markets.  The Company’s stock is traded on the New York Stock Exchange under the symbol:  HAR.

Note:   Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act.  You should not place undue reliance on these statements.  We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances.  These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to the effect of changes in consumer confidence and spending, automobile industry sales and production rates, model-year changeovers and customer acceptance in the automotive industry, our ability to satisfy contract performance criteria, availability of key components to the products we manufacture, competitive products, fluctuations in  currency exchange rates, the outcome of pending or future litigation and other claims, labor disputes at our facilities,  those of our customer or common carriers, general economic conditions and other risks detailed in the Company's filings with the Securities and Exchange Commission.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED UNAUDITED CONDENSED STATEMENT OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2003 AND 2002 (000s omitted except per share amounts)

Three Months Ended

Six Months Ended

	December 31,		December 31,
	2003	2002	2003	2002

Net sales	$691,611	559,977	1,288,905	1,050,736
Cost of sales	472,297	400,555	888,720	751,189

Gross profit	219,314	159,422	400,185	299,547

Selling, general and administrative expenses	153,423	116,112	301,013	236,238

Operating income	65,891	43,310	99,172	63,309

Other expense:
Interest expense	4,546	5,589	9,436	11,498
Miscellaneous, net	1,324	416	1,860	1,260

Income before income taxes	60,021	37,305	87,876	50,551

Income tax expense	18,549	9,699	26,627	13,143

Net Income	$41,472	27,606	61,249	37,408

Basic EPS	$0.63	0.43	0.93	0.58
Diluted EPS	$0.60	0.41	0.89	0.55

Shares outstanding – basic	65,584	64,660	65,556	64,914
Shares outstanding – diluted	69,330	68,136	69,172	68,182

Note: The earnings per share and shares outstanding for each period presented reflect the two-for-one stock split on December 4, 2003.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (000s omitted)

	December 31,	December 31,
	2003	2002

ASSETS

Current assets
Cash and cash equivalents	$214,929	$102,635
Accounts receivable	388,954	324,224
Inventories	307,623	381,270
Other current assets	108,559	90,921
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Total current assets	1,023,065	899,050
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Property, plant and equipment, net	441,145	356,585
Goodwill	253,142	211,241
Other assets	127,167	99,486
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Total assets	$1,844,519	$1,566,362
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LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings	$4,533	$3,284
Current portion of long-term debt	746	1,574
Accounts payable and accrued liabilities	523,047	447,919
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Total current liabilities	528,326	452,777
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Long-term debt	472,571	493,149
Other non-current liabilities	74,389	51,949
Minority interest	----	2,230
Total shareholders’ equity	769,233	566,257
	--------------	--------------
Total liabilities and shareholders’ equity	$1,844,519	$1,566,362
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